For more information contact:	Analysts - Beth Baum or Krista Kochivar (206) 539-3907
Media - Anthony Chavez (206) 539-4406
Weyerhaeuser Reports Fourth Quarter, Full Year Results

•	Generated full year net earnings of over $1 billion or $1.39 per diluted share

•	Increased Adjusted EBITDA by nearly 55 percent

•	Merged with Plum Creek, ahead of schedule on capturing synergies

•	Sold Cellulose Fibers businesses for $2.5 billion and net gain of $546 million

•	Repurchased $2 billion of common shares

SEATTLE (Feb 3, 2017) - Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings to common shareholders of $551 million, or 73 cents per diluted share, on net sales of $1.6 billion. This compares with net earnings of $59 million, or 11 cents per diluted share, on net sales of $1.3 billion for the same period last year.

Fourth quarter results include after-tax earnings of $489 million from discontinued operations, primarily consisting of gains from the divestiture of the Cellulose Fibers pulp mills and printing papers business, and net after-tax charges of $44 million for special items. Excluding discontinued operations and special items, the company reported net earnings of $106 million or 14 cents per diluted share. This compares with net earnings from continuing operations before special items of $81 million for the same period last year and $172 million for third quarter 2016.

For the full year 2016, Weyerhaeuser reported net earnings attributable to common shareholders of $1.005 billion, or $1.39 per diluted share, on net sales of $6.4 billion. This compares with net earnings of $462 million on net sales of $5.2 billion for the same period last year. 2016 results include after-tax earnings of $612 million from discontinued operations related to the divested Cellulose Fibers segment.

Full year 2016 includes net after-tax charges of $141 million from special items. Excluding these items, the company reported net earnings from continuing operations before special items of $534 million, or 75 cents per diluted share. This compares with net earnings from continuing operations before special items of $382 million for the full year 2015.

“2016 was a transformational year for Weyerhaeuser. Through our merger with Plum Creek and the $2.5 billion divestiture of our Cellulose Fibers business, we became a focused timber, land and forest products company and nearly doubled the size of our timberland holdings,” said Doyle R. Simons, president and chief executive officer. “In addition to completing these significant portfolio changes, we increased Adjusted EBITDA by nearly 55 percent, delivered more than $100 million of operational excellence improvements, captured significant merger synergies, and achieved the highest annual Wood Products earnings in over a decade. Finally, we returned cash to shareholders through a $2 billion share repurchase. Entering 2017, we remain strongly committed to driving industry-leading performance, continuing to capture benefits of the merger, and demonstrating disciplined capital allocation to drive superior value for shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS

Weyerhaeuser merged with Plum Creek Timber Company, Inc. (Plum Creek) on February 19, 2016. The financial statements presented within this release do not include Plum Creek financial results for any period prior to the February 19, 2016 merger date.

During 2016, Weyerhaeuser sold its Cellulose Fibers businesses. Results for the Cellulose Fibers segment are presented as discontinued operations. All periods presented have been revised to separate results of discontinued operations from the results of our continuing operations.

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2016	2016	2015	2016	2015
(millions, except per share data)	Q3	Q4	Q4	Full Year
Net sales	$1,709	$1,596	$1,266	$6,365	$5,246

Net earnings attributable to common shareholders	$227	$551	$59	$1,005	$462
Weighted average shares outstanding, diluted(1)	754	753	514	722	520
Earnings per diluted share	$0.30	$0.73	$0.11	$1.39	$0.89

Net earnings from continuing operations attributable to Weyerhaeuser common shareholders before special items(2)	$172	$106	$81	$534	$382
Net earnings from continuing operations per diluted share attributable to Weyerhaeuser common shareholders before special items	$0.23	$0.14	$0.16	$0.75	$0.74

Adjusted EBITDA(3)	$434	$400	$248	$1,583	$1,025

(1) In first quarter 2016, Weyerhaeuser issued approximately 279 million shares in conjunction with the Plum Creek merger. During 2016, Weyerhaeuser repurchased approximately 68 million shares to complete our $2 billion accelerated repurchase commitment, part of the $2.5 billion repurchase authorization announced in conjunction with the merger transaction. In third quarter 2016, the company issued approximately 23 million shares as a result of the conversion of its mandatory convertible preference shares.

(2) After-tax special items for fourth quarter 2016 include a $24 million tax adjustment, $11 million for Plum Creek merger-related costs and $9 million of non-cash charges related to legacy real estate projects. Full year 2016 and full year 2015 include after-tax special charges from continuing operations of $141 million and $15 million respectively, primarily for Plum Creek merger-related costs.

(3) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income from continuing operations, adjusted for depreciation, depletion, amortization, basis in real estate sold, pension and postretirement costs not allocated to business segments and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	3Q 2016	4Q 2016	Change
Net sales	$700	$672	$(28)
Contribution to pre-tax earnings	$122	$123	$1
Adjusted EBITDA	$223	$223	$—
4Q 2016 Performance - In the South, average log sales realizations were comparable to third quarter and silviculture expenses decreased seasonally. In the West, modestly higher sales realizations for domestic and export logs were offset by lower harvest volumes and seasonally higher logging and road costs.
1Q 2017 Outlook - Weyerhaeuser expects first quarter earnings and Adjusted EBITDA from the Timberlands segment will be comparable to the fourth quarter. In the South, the company anticipates lower fee harvest volumes, comparable log price realizations and a seasonal increase in forestry and silviculture expenses. In the West, the company expects modestly higher log sales volumes and improved average realizations due to higher export mix.

REAL ESTATE, ENERGY AND NATURAL RESOURCES

FINANCIAL HIGHLIGHTS (millions)	3Q 2016	4Q 2016	Change
Net sales	$48	$102	$54
Contribution to pre-tax earnings	$15	$13	$(2)
Pre-tax charge for special items	$—	$14	$14
Contribution to pre-tax earnings before special items	$15	$27	$12
Adjusted EBITDA	$37	$90	$53
4Q 2016 Performance - Real Estate sales increased significantly compared with third quarter, and earnings from Energy and Natural Resources operations were modestly higher. Special items for the fourth quarter included $14 million of non-cash charges related to legacy real estate projects.
1Q 2017 Outlook - Weyerhaeuser expects a significant seasonal decline in earnings and Adjusted EBITDA in the first quarter compared with the fourth quarter due to lower real estate sales. The company anticipates full year 2017 Adjusted EBITDA for the segment will exceed $250 million.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	3Q 2016	4Q 2016	Change
Net sales	$1,194	$1,039	$(155)
Contribution to pre-tax earnings	$170	$99	$(71)
Adjusted EBITDA	$203	$132	$(71)
4Q 2016 Performance - Sales volumes declined seasonally across all product lines during the fourth quarter. Average sales realizations for lumber were slightly lower and oriented strand board realizations were comparable to third quarter levels. Operating rates decreased primarily due to maintenance and planned downtime for the installation of capital projects.
1Q 2017 Outlook - Weyerhaeuser expects higher earnings and Adjusted EBITDA from the Wood Products segment in the first quarter. The company expects higher sales volumes, comparable sales realizations for lumber and oriented strand board, and seasonally improved operating rates and manufacturing costs.
DISCONTINUED OPERATIONS

Discontinued operations include the company’s Cellulose Fibers segment, which consisted of pulp mills, a liquid packaging board facility, and a printing papers joint venture. Sales of the Cellulose Fibers pulp mills and printing papers business closed on December 1, 2016 and November 1, 2016 respectively. The sale of the liquid packaging board business closed on August 31, 2016.

FINANCIAL HIGHLIGHTS (millions)	3Q 2016	4Q 2016	Change
Total net sales	$420	$231	$(189)
Earnings from discontinued operations before income taxes	$47	$35	$(12)
Income taxes	$(23)	$(51)	$(28)
Net earnings (loss) from operations	$24	$(16)	$(40)
Net gain on divestitures	$41	$505	$464
Net earnings from discontinued operations	$65	$489	$424
4Q 2016 Performance - Earnings increased primarily due to gains on the divestiture of the Cellulose Fibers pulp mills and printing papers business.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control over 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2016, we generated $6.4 billion in net sales and employed approximately 10,400 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on February 3 to discuss fourth quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on February 3.
To join the conference call from within North America, dial 877-296-9413 (access code: 43726350) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 43726350). Replays will be available for two weeks at 855-859-2056 (access code: 43726350) from within North America and at 404-537-3406 (access code: 43726350) from outside North America.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and various assumptions that are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies, expectations and intentions. They use words such as "outlook," “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” “plans,” or other similar words. In addition, these words may use the positive or negative or another variation of those and similar words.

This release contains forward-looking statements regarding the company's expectations during the first quarter of 2017, including with respect to: earnings and Adjusted EBITDA; cost and operational synergies from the merger with Plum Creek; log price realizations, log sales volumes and export mix, harvest volumes and silviculture expense; real estate sales volumes; and sales volumes, operating rates and manufacturing costs across Wood Products product lines and expected realizations for lumber and oriented strand board.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ materially from the content of these forward-looking statements, include, but are not limited to:

•
the effect of general economic conditions, including employment rates, interest rates, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

•
market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of our manufacturing operations, including maintenance requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	our ability to successfully realize the expected benefits from the merger with Plum Creek;

•	the results of our strategic alternatives review of our operations in Uruguay;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	the successful execution of our internal plans and strategic initiatives,

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;

•	changes in accounting principles; and

•
other factors described under “Risk Factors” in our 2015 Annual Report on Form 10-K, our Registration Statement on Form S-4/A filed on December 23, 2015 and in our other filings from time to time with the Securities and Exchange Commission.

We are also a large exporter and our business is thus affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro, yen and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports and disruptions in shipping and transportation also may affect the company.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.
The table below reconciles Adjusted EBITDA for the year ended December 31, 2016:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$1,027
Earnings from discontinued operations, net of income taxes					(612)
Interest expense, net of capitalized interest					431
Income taxes					89
Net contribution to earnings	$499	$55	$512	$(131)	$935
Equity (earnings) loss from joint ventures	—	(2)	—	(20)	(22)
Interest income and other	—	—	—	(43)	(43)
Operating income	499	53	512	(194)	870
Depreciation, depletion and amortization	366	13	129	4	512
Basis of real estate sold	—	109	—	—	109
Non-operating pension and postretirement credits	—	—	—	(43)	(43)
Special items(1)(2)	—	14	—	121	135
Adjusted EBITDA	$865	$189	$641	$(112)	$1,583

(1) Pre-tax special items included in Real Estate & ENR relate to non-cash charges recorded for legacy real estate projects.
(2) Pre-tax special items included in Unallocated Items consist of: $146 million Plum Creek merger-related costs, $36 million gain on sale of non strategic assets, and $11 million of legal expense.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2015:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$506
Earnings from discontinued operations, net of income taxes					(95)
Interest expense, net of capitalized interest					341
Income taxes					(58)
Net contribution to earnings	$470	$79	$258	$(113)	$694
Equity (earnings) loss from joint ventures	—	—	—	—	—
Interest income and other	—	—	—	(36)	(36)
Operating income	470	79	258	(149)	658
Depreciation, depletion and amortization	208	1	106	10	325
Basis of real estate sold	—	18	—	—	18
Non-operating pension and postretirement credits	—	—	—	(11)	(11)
Special items(1)(2)	—	—	8	27	35
Adjusted EBITDA	$678	$98	$372	$(123)	$1,025

(1) Pre-tax special items included in Wood Products are restructuring charges related to the closure of four distribution centers.
(2) Pre-tax special items included in Unallocated Items consist of a $13 million noncash impairment charge related to a nonstrategic asset that was sold in the second quarter and $14 million of Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2016:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$551
Earnings from discontinued operations, net of income taxes					(489)
Interest expense, net of capitalized interest					108
Income taxes					25
Net contribution to earnings	$123	$13	$99	$(40)	$195
Equity (earnings) loss from joint ventures	—	(1)	—	—	(1)
Interest income and other	—	—	—	(9)	(9)
Operating income	123	12	99	(49)	185
Depreciation, depletion and amortization	100	4	33	—	137
Basis of real estate sold	—	60	—	—	60
Non-operating pension and postretirement credits	—	—	—	(10)	(10)
Special items(1)(2)	—	14	—	14	28
Adjusted EBITDA	$223	$90	$132	$(45)	$400

(1) Pre-tax special items included in Real Estate & ENR relate to non-cash charges recorded for legacy real estate projects.
(2) Pre-tax special items included in Unallocated Items are Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2016:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$227
Earnings from discontinued operations, net of income taxes					(65)
Interest expense, net of capitalized interest					114
Income taxes					22
Net contribution to earnings	$122	$15	$170	$(9)	$298
Equity (earnings) loss from joint ventures	—	(1)	—	(8)	(9)
Interest income and other	—	—	—	(15)	(15)
Operating income	122	14	170	(32)	274
Depreciation, depletion and amortization	101	4	33	—	138
Basis of real estate sold	—	19	—	—	19
Non-operating pension and postretirement credits	—	—	—	(11)	(11)
Special items(1)	—	—	—	14	14
Adjusted EBITDA	$223	$37	$203	$(29)	$434

(1) Pre-tax special items include $14 million of Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2015:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$70
Earnings from discontinued operations, net of income taxes					16
Interest expense, net of capitalized interest					87
Income taxes					(22)
Net contribution to earnings	$107	$27	$40	$(23)	$151
Equity (earnings) loss from joint ventures	—	—	—	—	—
Interest income and other	—	—	—	(9)	(9)
Operating income	107	27	40	(32)	142
Depreciation, depletion and amortization	53	1	27	1	82
Basis of real estate sold	—	5	—	—	5
Non-operating pension and postretirement credits	—	—	—	(3)	(3)
Special items(1)(2)	—	—	8	14	22
Adjusted EBITDA	$160	$33	$75	$(20)	$248

(1) Pre-tax special items included in Wood Products are restructuring charges related to the closure of four distribution centers.
(2) Pre-tax special items included in Unallocated Items consist of Plum Creek merger-related costs.